Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Loan Agreement”) is made as of the 28th day of November, 2006, by and between UNIVERSAL TRUCKLOAD SERVICES, INC., a corporation organized and existing under the laws of Michigan with its principal place of business at 11355 Stephens Road, Warren, Michigan 48089 (“Borrower”), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103 (“Bank”).

Recitals of Fact

Borrower has requested that the Bank commit to make loans and advances and extensions of credit to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of Twenty Million Dollars ($20,000,000.00) (“Committed Amount”). The Bank has agreed to make such loans and advances and extensions of credit on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

AGREEMENTS

SECTION ONE: DEFINITIONS AND ACCOUNTING TERMS

For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

“Accounts Receivable Assets” shall mean all of the accounts, accounts receivable, chattel paper, instruments, and other obligations of any kind, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance (collectively hereinafter “Accounts Receivable”) whether now or hereafter existing, arising out of or in connection with the sale of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, and other contracts securing or otherwise relating to any such Accounts Receivable but excluded from Accounts Receivable are any accounts arising out of the leasing of trucks, trailers, tractors and equipment; all customer lists, original books and records, ledger and account cards, computer tapes, discs and printouts, whether now in existence or hereafter created pertaining to the foregoing collateral; and all proceeds (“Proceeds”) of any and all of the foregoing collateral including, without limitation, all moneys due or to become due in connection with any of the collateral, guaranties and security for the payment of such moneys; in each case, whether now owned or hereafter acquired by the Person and howsoever its interest therein may arise or appear (whether by ownership, lease, security interest, claim, or otherwise).

“Business Day” means a banking business day of the Bank.

“Closing Date” means the date set out in the first paragraph of this Loan Agreement.

“Consistent Basis” shall mean, in reference to the application of Generally Accepted Accounting Principles, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods.

“Cure Period” shall mean fifteen (15) days with respect to a Monetary Default and thirty (30) days with respect to a NonMonetary Default.

“Debt/Tangible Net Worth Ratio” shall mean, as of the date of determination, that ratio determined by a fraction:

(a) the numerator of which is the Total Liabilities; and

(b) the denominator of which is the Tangible Net Worth.

“Event of Default” has the meaning assigned to that phrase in Section Eight.

“Generally Accepted Accounting Principles” shall mean those principles set forth in Opinion of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or those principles which have other substantial authoritative support and are applicable in the circumstances as of the date of the report, provided however, that with respect to the calculation of the financial covenants set forth in Section 6.8 such calculations shall be substantially in accordance with applicable Interstate Commerce Commission regulations, but nevertheless to the extent possible, substantially consistent with Generally Accepted Accounting Principles (as hereinabove defined).

“Loan” means the aggregate of (i) unpaid Loan advances from time to time outstanding pursuant to the provisions of this Loan Agreement, and (ii) the amount of any outstanding letters of credit issued by Bank for the account of Borrower (including letters of credit presently outstanding). Unless the context shall otherwise require, the terms “extensions of credit” and “indebtedness,” when used in connection with this Loan, shall also include any outstanding letters of credit issued by Bank for the account of the Borrower, and drafts accepted pursuant thereto, as well as loan advances disbursed to the Borrower.

“Loan Agreement” means this Loan Agreement between the Borrower and the Bank.

“Maximum Rate” means the maximum effective variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

“Monetary Default” shall mean any default under Section 8 of this Agreement which may be cured by the payment of money.

“Net Worth” means, as of the date of determination, the difference between the Total Assets and the Total Liabilities of Borrower on a consolidated basis, and is to be determined both as to classification of items and amounts in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

“Non-Monetary Default” shall mean any default under Section 8 of this Agreement other than a Monetary Default.

“Note” means the promissory note of the Borrower dated of even date herewith in the principal amount of Twenty Million Dollars ($20,000,000.00), payable to the order of the Bank which evidences the Loan, as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the Loan in whole or in part.

“Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Related Person” shall mean any Person, other than a publicly traded corporation or Person, (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower, or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the capital stock of Borrower, or (c) five percent (5%) or more of the capital stock of which is beneficially owned or held by Borrower. For the purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or the right to vote voting stock.

“Subsidiary,” “Subsidiaries” of any Person means (a) any corporation, more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time any class or classes of the capital stock of such corporation shall have or might have voting power by reason of the happening of an contingency), is at the time owned by such Person directly or indirectly through Subsidiaries of such Person; and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries of such Person has more than fifty percent (50%) of the equity interest at any time.

“Tangible Net Worth” shall mean, as of the date of determination, Net Worth, less (a) the values assigned to intangibles, e.g., goodwill, royalties, unamortized bond discount, acquisition costs in excess of book value, research and development costs, patents, copyrights, trademarks, tradenames, (b) any accumulated earnings attributable to interests in the capital stock and retained earnings of other Persons other than a wholly-owned subsidiary of the Borrower, (c) deferred assets, and (d) any other assets properly classified as intangible (except for value assigned to intrastate operating authority, franchises, licenses and permits), in accordance with Generally Accepted Accounting Principles; provided that with respect to the foregoing, accumulated earnings shall not be deducted from the market value of any publicly traded securities; and provided, further, that with respect to the Borrower, any loans due to the Borrower from Centra, Inc. and any amounts due to the Borrower from any subsidiaries or affiliates of Centra, Inc. or any affiliate of the Borrower shall be deducted from Net Worth.

“Termination Date” shall mean the 31st day of May, 2008, unless such date is extended pursuant to the provisions of Section 9.12 hereof, in which event such extended date shall be the Termination Date.

“Total Assets” shall mean all of the assets of the Borrower, on a consolidated basis, whether tangible or intangible, determined in accordance with Generally Accepted Accounting Principles.

“Total Liabilities” shall mean all obligations of Borrower, on a consolidated basis, which, in accordance with Generally Accepted Accounting Principles, are or should be classified as liabilities on a balance sheet.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

SECTION TWO: COMMITMENT AND FUNDING

2.1 The Commitment. Subject to the terms and conditions herein set out, the Bank agrees and commits, from time to time, from the Closing Date until the Termination Date, to make loan advances to the Borrower and to issue letters of credit, all in an aggregate principal amount not to exceed, at any one time outstanding the sum of Twenty Million Dollars ($20,000,000.00).

2.2 Funding the Loan; Extending Credit. Each loan advance hereunder shall be made by depositing the same to the checking account of the Borrower in Bank, or in such other manner as the Borrower and Bank may, from time to time, agree.

2.3 The Note and Interest.

(a) All advances with respect to the Loan shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank in the principal amount of Twenty Million Dollars ($20,000,000.00), in form substantially the same as the copy of the Note attached hereto as Exhibit “A.” The entire principal amount of the Loan shall be due and payable on the Termination Date. The unpaid principal balance of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances (calculated on the basis of a year of 360 days) at a rate or rates per annum as specified in the Note. Said interest shall be payable monthly on the first day of each month after the Closing Date, with the final installment of interest being due and payable on the Termination Date, or on such earlier date as the Loan shall become due and payable.

(b) In the event that the Bank should at any time agree to increase the Committed Amount, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased Committed Amount; and in either event, the term “Note,” as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

2.4 [Intentionally Deleted].

SECTION THREE: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1 Place of Payments. All payments of principal and interest on the Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed at the beginning of this Agreement (Attention: First Horizon Business Credit Division), in immediately available funds.

3.2 Payment on Nonbusiness Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding Business Day.

SECTION FOUR: CONDITIONS OF LENDING

4.1 Conditions Precedent to Closing and Funding Initial Advance. The obligation of the Bank to fund the initial Loan advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

(a) This Loan Agreement

(b) Note (the “Note”) from the Borrower, payable to the order of the Bank in the principal amount of Twenty Million Dollars ($20,000,000.00).

(c) Certified corporate resolutions of Borrower and certificate(s) of good standing for Borrower from its state of incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower.

(d) If required by Bank, the opinion of Borrower’s counsel that the transactions herein contemplated have been duly authorized by all requisite corporate authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

(e) Such other information and documentation as Bank shall reasonably deem to be necessary or desirable in connection with the funding of the Loan.

4.2 Conditions Precedent to All Credit Extensions. The obligation of the Bank to extend credit or make loan advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a) The Borrower shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such requested credit extension or loan advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing Date).

(b) The Borrower shall not be in default of any of the terms and provisions hereof, or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loan indebtedness and extensions of credit. Each of the Warranties and Representations of the Borrower, as set out in Section Five hereof shall remain true and correct in all material respects as of the date of such Loan advance.

SECTION FIVE: REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

5.1 Incorporation. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

5.2 Power and Authority. The execution, delivery and performance of this Loan Agreement and the Note, executed pursuant thereto by the Borrower, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower’s properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Subsidiary of the Borrower except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3 Financial Condition.

(a) (i) The audited financial statements of Borrower for the fiscal year ended as of December 31, 2005, on a consolidated basis for the year then ended, a copy of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, and the unaudited financial statements of the Borrower for the quarter ended as of June 30, 2006, on a consolidated basis, a copy of which has been furnished to the Bank, fairly present the financial condition of Borrower as of the date of said balance sheet and the results of its operations for said periods. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

(b) There has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower since the 30th day of June, 2006.

5.4 Title to Assets. Borrower has good and marketable title to material properties and assets shown to be owned by it as reflected on the balance sheet referred to in Section 5.3 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) Accounts Receivable collected and properly accounted for, and (iii) items which have been amortized in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

5.5 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower threatened against or affecting Borrower, or any properties or rights of Borrower, which, if adversely determined, would materially and adversely affect the financial condition of Borrower.

5.6 Taxes. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof (see Section 6.4).

5.7 Contracts or Restrictions Affecting Borrower. Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or financial condition.

5.8 No Default. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which does or will in the foreseeable future materially and adversely affect the business or operations of Borrower.

5.9 ERISA. Borrower is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”), and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by it.

SECTION SIX: AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loan, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower will:

6.1 Business and Existence. Perform all things necessary to preserve and keep in full force and affect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business.

6.2 Maintain Property. Maintain, preserve, and protect all franchises, and trade names and preserve all the remainder of its properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3 Insurance. At all times maintain in some company or companies (having a Best’s rating of A- or better) approved by Bank, comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

6.4 Obligations, Taxes and Liens. Pay all of its indebtednesses and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

6.5 Financial Reports and Other Data.

(a) Furnish to the Bank as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, consolidated balance sheets and statements of income and surplus of Borrower which have been certified by an independent Certified Public Accountant acceptable to the Bank, showing the financial condition of Borrower and at the close of such year and the results of operations during such year; and, within ninety (90) days after the end of each fiscal quarter, financial statements similar to those mentioned above, on a consolidating basis, not audited, such balance sheets to be as of the end of each such quarter, and such statements of income and surplus to be for the period from the beginning of the fiscal year to the end of such quarter, in each case subject only to audit and year-end adjustment. Borrower shall use good faith efforts to submit the unaudited financial statements as certified by the Treasurer or other appropriate financial officer (“Certifying Officer”). Borrower’s failure to submit a certificate of the Certifying Officer with the unaudited financial statements shall not constitute an Event of Default, but any submission of Borrower shall automatically have been deemed to make the certifications in the preceding sentence when Borrower submits any financial statements to the Bank. The certificate of the Certifying Officer shall state that the attached financial statement, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Borrower as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement; and that such financial statement has been prepared in accordance with generally accepted accounting principles applied on a consistent basis maintained throughout the period involved.

(b) Borrower’s delivery to Bank of each set of financial statements pursuant to Section 6.5(a) hereof shall constitute a certification to the effect that such financial statements set forth the information required in order to establish whether the Borrower was in compliance with the requirements set forth in Section 6.8 of this Agreement during and as of the end of the period covered by the financial statements then being furnished.

6.6 Notice of Default. At the time of Borrower’s first knowledge or notice, furnish the Bank with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

6.7 [Intentionally Deleted]

6.8 Financial Covenants. Maintain the following financial status as of the end of each fiscal quarter of the Borrower as hereinafter set forth, on a consolidated basis with all subsidiaries, and each defined term used in this Section 6.8, or incorporated or used in the calculations herein required of any defined term, shall be determined on a consolidated basis of Borrower. and all subsidiaries:

(i) as of the fiscal quarter ending December 31, 2006, and as of the end of each fiscal quarter thereafter, a Debt to Tangible Net Worth Ratio not to exceed 1.0 to 1.0;

(ii) as of the fiscal quarter ending December 31, 2006, and as of the end of each fiscal quarter thereafter, a Tangible Net Worth of not less than Eighty-Five Million Dollars ($85,000,000.00); and

(iii) as of the fiscal quarter ending December 31, 2006, and as of the end of each fiscal quarter thereafter, net profits of at least One Dollar ($1.00) for said fiscal quarter.

6.9 Right of Inspection. Permit the Bank, upon two (2) Business Days notice to visit and inspect any of the properties, corporate books and financial reports of the Borrower and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as the Bank may reasonably request.

SECTION SEVEN: NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, it will not, either directly or indirectly:

7.1 Sale of Assets. Sell, transfer or dispose (other than in the normal course of business) of all or a substantial part of its assets where any such sale or transfer will result in a breach of the financial covenants as contained as Section 6.9 hereof.

7.2 Additional Encumbrances. Pledge or grant a lien on Accounts Receivable Assets.

7.3 Dividends, Redemptions and Other Payments. (a) Declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any shares of its capital stock of any class, or (b) purchase, redeem or other otherwise acquire for value any shares of its capital stock of any class, or commit to do any of same, or set aside any sum therefor, or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of the Borrower; provided that the above clauses (a), (b) and (c) shall only apply where the taking of any such action will result in a default in the financial covenants as contained at Section 6.8 herein.

SECTION EIGHT: EVENTS OF DEFAULT

An “Event of Default” shall exist if, subject to the provisions of Section 9.9, any of the following shall occur:

8.1 Payment of Principal, Interest. The Borrower defaults in the prompt payment as and when due of the principal of or interest on the Loan or any fees due under this Loan Agreement, or in the prompt payment when due of any other indebtednesses, liabilities, or obligations to the Bank, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent; or

8.2 Payment of Other Obligations. The Borrower defaults with respect to any other agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, where the amount of such obligations or indebtedness is Two Million Five Hundred Thousand Dollars ($2,500,000.00) or more, and if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

8.3 Representation or Warranty. Any representation or warranty made by the Borrower herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made; or

8.4 Covenants. The Borrower defaults in the performance or observance of any covenant, condition, agreement or undertaking on its part to be performed or observed, as contained herein, or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loan or any extensions of credit made pursuant hereto; or

8.5 Bankruptcy, Etc. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its, his or her assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or any Subsidiary of Borrower in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; or Borrower or any Subsidiary of Borrower by any act or omission shall indicate its, his or her consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its, his or her properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or Borrower or any Subsidiary of Borrower shall generally not pay its, his or her debts as such debts become due; or

8.6 Concealment of Property, Etc. The Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

8.7 Management Change. Any officer of Borrower who, in the reasonable judgment of Bank, occupies a position of substantial and material management responsibility shall, by reason of death, permanent disability, or departure from the employ of the Borrower, or for any other reason, shall cease to be active in the management of the Borrower and the Borrower shall not, within a period of ninety (90) days from such permanent disability, death or departure, secure a replacement for said officer. For purposes of this section, permanent disability means any disability that prevents such officer from rendering full-time services to Borrower in any fiscal year for ninety (90) consecutive days, or in the aggregate for one hundred eighty (180) days; or

8.8 Liens on Accounts Receivable Assets. Borrower or any of Borrower’s Subsidiaries grants a lien or security interest on any of the Borrower’s or any Subsidiary’s Accounts Receivable Assets (except for liens or security interests granted by any Subsidiary to Borrower).

8.9 Notice and Cure Periods. The occurrence of any foregoing events listed in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.7 and 8.8 hereof shall be an Event of Default if the same remains uncured in full after the Bank has provided written notice to Borrower of such default and Borrower’s failure to cure within the applicable Cure Period; and the occurrence of any of the events listed in Section 8.5 shall automatically be an Event of Default if same remains uncured after the Cure Period (with no notice being required from the Bank for any default in Section 8.5).

8.10 Remedy. Upon the occurrence of any event, circumstance or condition which constitutes or would with the giving of notice, lapse of time, or both constitute an Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such event, circumstance, or condition becomes an Event of Default, the Bank may, at its option, thereupon declare the entire Loan indebtedness to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under this Agreement, or available at law or in equity. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION NINE: MISCELLANEOUS

9.1 Amendments. The provisions of this Loan Agreement, the Note or any instrument or document executed pursuant hereto or securing the Loan indebtedness may be amended or modified only by an instrument in writing signed by the parties hereto.

9.2 Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, certified mail, return receipt requested, sent by overnight courier service, or delivered, if to the Borrower, to it at the address reflected at the beginning of this Agreement to the Attention of Robert Sigler, with a copy to Donald Cochran at said address and to Ralph A. Castelli, Jr. at 201 W. Big Beaver Road, Suite 600, Troy, Michigan; if to the Bank, to it at 165 Madison Avenue, Memphis, Tennessee 38103, Attention: First Horizon Business Credit, with a copy to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103, Attention: Mary Aronov; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) business days after mailing, whichever is earlier; (ii) if sent by overnight courier service, when received or one (1) business day following the sending thereof (whichever is earlier); or (iii) if delivered, upon delivery.

9.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.4 Survival of Agreements; Assignments. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein and Bank shall not have the right to assign any part of the Loan or grant participations therein without the consent of the Borrower whose consent shall not be unreasonably withheld.

9.5 Liens; Setoff by Bank. Borrower hereby grants to the Bank a continuing lien, as security for the Note and all other indebtednesses, liabilities, and obligations of the Borrower to the Bank, upon any and all of its moneys, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, the Bank is hereby authorized at any time and from time to time, with prior written notice to Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtednesses of the Borrower to the Bank under this Agreement or the Note.

9.6 Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States, or (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the Note.

9.7 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.8 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limits nor amplifies the provisions of this Loan Agreement.

9.9 Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

9.10 Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury and similar laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate. Any provision hereof, or of any other agreement executed by the Borrower that would otherwise operate to bind, obligate or compel the Borrower to pay interest in excess of such Maximum Rate or fees in excess of the maximum lawful amount shall be construed to require the payment of the maximum rate or amount only.

9.11 Non-Control. In no event shall the Bank’s rights hereunder be deemed to indicate that, the Bank is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower, all such rights and powers being hereby expressly reserved to the Borrower.

9.12 Extensions of Termination Date.

(a) The specific Termination Date mentioned in Section One may, in the sole and unrestricted discretion of the Bank, by written notice to the Borrower, be extended one or more times to a subsequent date or dates unless, not later than thirty (30) days prior to the specific Termination Date mentioned in Section One, or, in the event of the extension of such Termination Date, not later than thirty (30) days prior to any such then effective extended Termination Date, the Borrower shall notify the Bank in writing that this Agreement shall not be further extended. The Bank shall be under no obligation whatsoever to extend the initial Termination Date, or to further extend any subsequent Termination Date to which the Bank has previously agreed in writing, any extensions of the initial or any subsequent Termination Date being in the sole and unrestricted judgment and discretion of the Bank.

(b) Upon the specific Termination Date so fixed in Section One, or in the event of the extension of this Agreement to a subsequent Termination Date (when no effective extension is in force), the Loan and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof) shall become due and payable for all purposes. Until all such indebtednesses, liabilities and obligations are satisfied in full, such termination shall not affect the duties, covenants, and obligations of the Borrower therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Loan shall have been fully paid and satisfied in all respects.

9.13 [Intentionally Deleted]

9.14 Fees and Expenses. The Borrower agrees to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, inspectors or other similar experts, on a time and charges basis, as reasonably deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank’s employees and Bank’s normal and usual overhead expenses, but including the costs of any field exams of Borrower, which, so long as there is no Event of Default, shall not exceed $4,000.00 annually) or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, and any other instrument or document which now or hereafter evidences the Loan.

9.15 Time of Essence. Time is of the essence of the Borrower’s obligations under this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

9.16 [Intentionally Deleted]

9.17 [Intentionally Deleted]

9.18 Conflict. In the event of any conflict between the provisions hereof and the provisions of the Note, or any other loan document with the Bank during the continuance of this Agreement the provisions of this Agreement shall control; provided that with respect to Section 9.10 hereof, the provisions of the Note shall control.

9.19 As to the Bank’s Prime Rate. Borrower acknowledges that the Bank’s Prime Rate (as referenced in the Addendum) is one of several interest rate indices employed by the Bank; and that the Bank has made and may hereafter make loans bearing interest at rates which are higher or lower than the Bank’s Prime Rate.

9.20 Reports. Except as otherwise expressly set forth herein, all certificates and reports to be furnished by the Borrower to the Bank shall be furnished by the Treasurer of the Borrower.

9.21 Venue of Actions. As an integral part of the consideration for the making of the Loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower by any heir, successor, personal representative or assignee of any of them, with respect to the Loan contemplated hereby, or with respect to any of the loan documents, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Bank is situated, or in the United States District Court for the District in which the principal place of business of the Bank is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Bank instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder, in the Note, in the Security Agreement or in any other loan document. If any suit or action brought hereunder can qualify for filing in federal court, the parties agree to file the suit or action in federal court.

9.22 ADDENDUM. The Addendum to the Loan Agreement is attached hereto as Exhibit “B” and incorporated herein by reference.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their respective officers, duly authorized so to do, all as of the day and year first above written.

UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation

By:	/s/ Robert E. Sigler
Title:	CFO/VP

BORROWER

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Gavin Turner
Title:	Loan Officer

BANK

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit “A” - Form of Promissory Note

Exahibit “B”- Addendum

EXHIBIT “A”

TO LOAN AND SECURITY AGREEMENT

(Form of Promissory Note)

(SEE ATTACHED)

EXHIBIT “B”

TO LOAN AND SECURITY AGREEMENT

ADDENDUM TO LOAN AGREEMENT

(SEE ATTACHED)

ADDENDUM to LOAN AGREEMENT

DATED November 28, 2006

Between

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

(“Bank”)

and

UNIVERSAL TRUCKLOAD SERVICES, INC.

(“Borrower”)

Provisions Governing Borrowing Procedures

and Interest Rate Determinations

Set forth in this Addendum are the terms and conditions relating to the interest payable on, and certain borrowing and repayment procedures with respect to, the loan advances (the “Loans”) made pursuant to the Loan Agreement dated November 28, 2006, between the Bank and the Borrower (herein, together with any and all amendments, supplements and other modifications thereto called the “Agreement”) to which this Addendum is attached. Certain capitalized terms used in this Addendum shall have the meanings given to such terms in Part 2 below; other capitalized terms are defined in the Agreement or in the Note (hereinafter mentioned). All references to sections or subsections are references to those in this Addendum.

PART 1: BORROWING PROCEDURES AND INTEREST RATE DETERMINATION

1.1 Borrowing Alternatives. Loans made under the Agreement may be either (i) Libor Loans, (ii) Prime Loans, or (iii) a combination thereof, as elected by the Borrower or otherwise applicable in accordance with Sections 1.4, 1.5, 1.6 or subsection 1.2(d) of this Addendum.

1.2 Interest Rates.

(a) Each Libor Loan shall bear interest on the unpaid principal amount thereof until payment in full at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect on each Interest Rate Change Date plus one and sixty-five-hundredths percent (1.65%) , but in no event to exceed the Maximum Rate.

(b) Each Prime Loan shall bear interest on the unpaid principal amount thereof until payment in full thereof at a varying rate per annum at all times equal to the Prime Rate from time to time in effect on each Interest Rate Change Date minus one and one quarter percent (1.25%), but in no event to exceed the Maximum Rate.

(c) Interest shall be payable as to any Prime Loan or Libor Loan, on the first day of each calendar month, commencing on the first of such days to occur after such Loan is made.

(d) Upon the occurrence of an Event of Default¸ the Loans shall bear interest at the Default Rate until paid in full, but in no event to exceed the Maximum Rate. In such event, any Prime Rate Loan shall be converted into a Libor Loan.

1.3 Computation of Interest. Interest on all Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on the Note resulting from a change in the Prime Rate or the LIBOR Rate shall become effective as of each Interest Rate Change Date.

1.4 Borrowing Procedure. The Borrower shall give Advance Notice to the Bank prior to the proposed borrowing date. Such notice shall specify (i) the amount to be borrowed, (ii) the borrowing date (which shall be a Business Day), and (iii) whether the Loans are to be Libor Loans, Prime Loans or a combination thereof (in which case the portions shall be specified in such notice).

1.5 Continuation Options. Except as otherwise provided in Section 1.9, if applicable:

(a) On each Interest Rate Change Date, the Borrower may elect to continue all or any part of any Libor Loan as a Libor Loan and/or Prime Loan as a Prime Loan beyond the expiration of the then current Interest Rate Change Date relating thereto by giving Advance Notice to the Bank of such election, specifying the Libor Loan, the Prime Loan, or the respective portion thereof to be continued. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert each Prime Loan to a Libor Loan, and to continue each Libor Loan for another Interest Period.

(b) If no Default shall have occurred and be continuing, each Libor Loan and Prime Loan may be continued as provided in this Section. If a Default shall have occurred and be continuing, the provisions of subsection 1.2(d) shall control as to the interest rate on all Loans.

1.6 Conversion Options. Except as otherwise provided in Section 1.9, if applicable:

(a) The Borrower may elect to convert Libor Loans, or a portion thereof, on the last day prior to the next Interest Rate Change Date relating thereto to Prime Loans by giving Advance Notice to the Bank of such election. In the absence of such timely and proper election, Borrower shall be deemed to have elected to continue the Libor Loan as a Libor Loan.

(b) The Borrower may elect to convert Prime Loans, or a portion thereof, to Libor Loans on the last day prior to the Interest Rate Change Date by giving Advance Notice to the Bank of such election. In the absence of such timely and proper election, Borrower shall be deemed to have elected to convert the Prime Loans into a Libor Loan.

(c) All or any part of outstanding Loans may be converted as provided herein, provided that any conversion of any such Loan into a Libor Loan or Prime Loan shall be in the minimum amount of One Million Dollars ($1,000,000.00).

(d) If no Default shall have occurred and be continuing, each Loan may be converted as provided in this Section. If a Default shall have occurred and be continuing, the provisions of subsection 1.2(d) shall control as to the interest rate on all Loans.

1.7 Optional Prepayments. The Borrower may, at its option, as to any Loan at any time and from time to time, prepay the Loan, in whole or in part; provided, however, that, if the Borrower has entered into a Swap Agreement as to all or part of the Loan, any full or partial prepayments of principal amounts may require termination or adjustment of the Swap Agreement, and may result in a payment due from the Borrower per the terms and conditions of the Swap Agreement. Such notice shall specify the date and amount of prepayment and the Loan or Loans to which such prepayment is to be applicable and, in absence of such designation, the amount of such payment or prepayments shall be applied first to prepay any Prime Loans outstanding and next to prepay any Libor Loans.

1.8 Mandatory Prepayments. If any mandatory payments or prepayments are made pursuant to the terms of the Agreement or the Note, the amount of such payment or prepayments shall be applied first to prepay any Prime Loans outstanding and next to prepay any Libor Loans outstanding.

1.9 Swap Agreement. If the Borrower has entered into a Swap Agreement with the Bank on any portion of the Loan, Borrower shall maintain that portion of the Loan as a Libor Loan for the term of the Swap Agreement, but subject to the provisions of Section 1(d) hereof.

PART 2: DEFINITIONS

2.1 Defined Terms. As used in this Addendum, the following terms have the following meanings:

“Advance Notice” shall mean written or telegraphic notice (which in each case shall be irrevocable except as otherwise provided in Section 2.3) from the Borrower to be received by the Bank by the two (2) Business Days in advance of any borrowing, conversion, continuation or prepayment of any Loan pursuant to this Addendum.

“Agreement” shall mean the Loan Agreement between the Bank and the Borrower referred to in the opening paragraph of this Addendum.

“Default” shall mean an Event of Default under the Loan Agreement.

“Default Rate” means the lesser of (a) the Maximum Rate or (b)(i) the LIBOR Rate plus (ii) four and nine-tenths percent (4.9%).

“Libor Loans” shall mean Loans under the Agreement (and this Addendum) at such time as they are made or maintained at an interest rate based on the LIBOR Rate.

“Interest Rate Change Date” shall mean, with respect to any Loan, the date hereof and the first (1st) day of each calendar month hereafter.

“LIBOR Rate” shall mean the London Interbank Offered Rate of interest for an interest period of one (1) month, which appears on Bloomberg page BBAM under the column heading “USD” (the “Index”) on the day that is two (2) London Business Days preceding each Interest Rate Change Date (the “Reset Date”). If the LIBOR Rate as defined above is not available or is not published for any Reset Date, then Bank shall, at its sole discretion, choose a substitute source for the LIBOR Rate, which LIBOR Rate shall become effective on the next Interest Rate Change Date. “London Business Day” shall mean any day on which commercial banks in London, England are open for general business. The LIBOR Rate is not necessarily the lowest rate charged by Bank on its loans. If the LIBOR Rate from Blomberg page becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrower to determine the LIBOR Rate.

“Prime Rate” shall mean that variable commercial base rate of interest per annum established by Bank from time to time as its “prime rate” or “base rate,” however denominated, for loans in the United States. Such rate is set by Bank as a general reference rate of interest, taking into account such factors as Bank may deem appropriate, it being understood that many of Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

“Prime Loans” shall mean Loans under the Agreement (and this Addendum) at such time as they are made or maintained at an interest rate based upon the Prime Rate.

“Swap Agreement” shall mean an interest rate management contract with Bank on behalf of the Borrower, which shall include, but are not limited to, interest rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transaction (including any option with respect to any of these transactions).

All other capitalized terms as used in this Addendum shall have the meanings as set forth in the Agreement.

PART 3: MISCELLANEOUS

3.1 Controlling Document. In the event of any conduct between the provisions of this Addendum and the provisions of the Agreement, the provisions of this Addendum shall control.

3.2 Governing Law. This Addendum shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Bank be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.

UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation

By:	/s/ Robert E. Sigler
Title:	CFO/VP

BORROWER

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Gavin Turner
Title:	Loan Officer

BANK

REVOLVING LOAN PROMISSORY NOTE

$20,000,000.00	Memphis, Tennessee
November 28, 2006

ON May 31, 2008 (the “Termination Date”), the undersigned, UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation (“Maker”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) or so much thereof as has been disbursed and unpaid, together with interest from date until paid, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said interest being payable monthly on the first (1st) day of each month hereafter, commencing on December 1, 2006, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

The “Termination Date” may be extended one or more times pursuant to the provisions of that certain Loan Agreement between Maker and Bank dated of even date herewith (as same may be modified or amended, the “Loan Agreement”), and if so extended, such extended date shall thereupon constitute the Termination Date.

Subject to the limitations hereinafter set forth, the advances on the disbursed and unpaid principal balances of the indebtedness hereby evidenced shall bear interest prior to maturity at the variable rate or rates for Prime Loans or Libor Loans in accordance with the terms as set forth in the Loan Agreement. All capitalized terms not herein defined shall have the meanings as set forth in the Loan Agreement. This Note is issued pursuant to that the Loan Agreement to which reference is hereby made.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) equal to a rate per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the Libor Rate plus (ii) four and nine-tenths percent (4.9%).

Notwithstanding any other provisions herein, if any Change in Law (as hereinafter defined) shall make it unlawful for the Bank to make or maintain a Libor Loan as contemplated by this Note and the Loan Agreement, the principal outstanding hereunder shall, if required by law and if the Bank so requests, be converted on the date required to make the loan evidenced by this Note legal to a loan accruing interest at a rate per annum equal to the lesser of (a) the Maximum Rate or (b) the Prime Rate established from time to time by the Bank minus one and one-quarter percent (1.25%). Each change in the Prime Rate shall become effective, without notice to the undersigned, on the same date that the Prime Rate changes. The undersigned hereby agrees promptly to pay the Bank, upon demand, any costs incurred by the Bank in making any conversion in accordance with this paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Libor Loans.

“Change in Law” shall mean the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by any Governmental Authority having jurisdiction over the Bank, in each case after the date hereof.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising regulatory functions of or pertaining to government.

The undersigned acknowledges that the Prime Rate is one of several interest rate indices employed by the Bank and that the Bank has made, and may hereafter make, loans bearing interest at rates which are higher or lower than the Prime Rate.

In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at a rate per annum equal to the Prime Rate from time to time in effect minus one and one quarter percent (1.25%).

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

This Note is unsecured.

This Note is payable at the offices of Bank, 165 Madison Avenue, Memphis, Tennessee, 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Upon the Termination Date, or, at the option of the Bank upon an Event of Default (as that term is defined in the Loan Agreement) the entire unpaid balance of the indebtedness hereby evidenced, together with all interest then accrued, shall at once become due and payable for all purposes.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney’s fee on a time and charges basis.

The Maker hereof waives protest, demand, presentment and notice of dishonor, and agrees that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to it and without affecting its liability thereon, except for such notices and/or demands as may be required under the Loan Agreement.

It is the intention of the Bank and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, pro rated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.

UNIVERSAL TRUCKLOAD SERVICES, INC., a Michigan corporation

By:	/s/ Robert E. Sigler
Title:	CFO/VP

MAKER